Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Acquires Nemacur® Nematicide Assets in Europe

Newport Beach, California... April 6, 2015 – American Vanguard Corporation (NYSE:AVD), through its international subsidiary AMVAC Netherlands B.V., today announced the acquisition of Adama Agricultural Solutions Ltd.’s European Nemacur® insecticide/nematicide business assets. Financial terms of the agreement were not disclosed.

The assets acquired include all trademarks, product registrations, associated registration data, and customer information that relates to the marketing and sale of this crop protection product in Europe. Nemacur is a highly effective insecticide/nematicide used to control soil insects and nematodes on many fruit and vegetable crops.

Eric Wintemute, Chairman & CEO of American Vanguard commented: “Having previously acquired Nemacur assets outside of Europe from Bayer Crop Science in 2010, this purchase completes our worldwide ownership of this proven crop protection product. It represents an important addition to our existing insecticide portfolio and will significantly enhance our international expansion initiative.”

Ad de Jong, Managing Director of AMVAC Netherlands B.V. and International Marketing and Sales Director commented: “This acquisition strengthens considerably our competitive position in Europe for high value fruit and vegetable crops. We look forward to working with the Adama team that will be appointed as AMVAC’s distributor for Nemacur in Greece, Italy, Portugal and Spain.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. Lena Cati (212) 836-9611 / Lcati@equityny.com www.theequitygroup.com